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                                                                   EXHIBIT 10.22


                              LEASE AMENDMENT NO. 4

            THIS LEASE AMENDMENT NO. 4 is entered into as of February 12, 1999 by and between MISSION GROVE THEATER PROPERTIES, L.P., a California Limited Partnership, successor-in-interest to Mission Grove Plaza, L.P., a California Limited Partnership (as "Landlord") and CINEMASTAR LUXURY THEATERS, INC., a Delaware corporation formerly known as Nickelodeon Theater Co., Inc. dba CinemaStar Luxury Theaters (as "Tenant").

                                R E C I T A L S :

            A. Landlord and Tenant are parties to that certain Lease dated August 1, 1995, as amended by Lease Amendment No. 1 dated August 29, 1995, Lease Amendment No. 2 dated November 7, 1995 and Lease Amendment No. 3 dated January 29, 1996, all covering premises in Mission Grove Plaza Shopping Center, Riverside, California ("Demised Premises"). The Lease, as so modified is referred to herein as the "Lease".

            B. Landlord and Tenant desire by this Lease Amendment No. 4 to further amend the Lease to provide for the expansion of the Demised Premises, as hereinafter set forth.

                                   T E R M S :

            NOW THEREFORE, for valuable consideration, receipt and adequacy of which is hereby acknowledged, Landlord and Tenant agree as follows:

            1. EXPANSION. The Demised Premises shall be expanded by expanding the Building by approximately 20,000 square feet of Floor Area (plus a mezzanine), so as to provide four (4) additional auditoriums and approximately 1,200 stadium seats ("Building Addition") in the approximate location as shown on Exhibit "A" attached hereto.

                  The expansion of the Building shall be performed in accordance with the terms of this Lease Amendment No. 4. Upon completion of the Building Addition, the Building shall consist of


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eighteen (18) auditoriums, approximately 66,400 square feet of Floor Area, and approximately 4,000 auditorium seats, all as shown on Exhibit "A".

            2. PREPARATION OF BUILDING ADDITION PAD.

                  2.1 Upon the full execution and delivery of this Lease Amendment No. 4 by Landlord and Tenant, Landlord shall deliver the Building Addition Pad to Tenant in accordance with the terms and conditions of this Lease Amendment No. 4, and provided that the Building Addition Pad conforms to descriptions set forth in Subparagraph 2.2 below, Tenant shall accept the Building Addition Pad from Landlord in its then existing, as-is condition.

                  2.2 Landlord, at Landlord's expense (which expense is not included in, but is in addition to the Building Addition Contribution set forth in Section 5 below) shall be responsible for "Landlord's Work" which shall be:

                        (a) Providing electrical, gas, water, sewer and telephone lines, stubbed to within five feet (5') from the exterior face of the Building Addition to a point as shown on the mutually approved Construction Drawings, and

                        (b) Delivery of a finished, certified, compacted and appropriately sloped buildable pad on which the Building Addition is to be constructed, compacted, in any event, to ninety percent (90%) compaction +/- one-tenth feet (.10') to design grade per the recommendation of Landlord's soils engineer, and in conformity with all applicable governmental regulations applicable to the work required to be performed by Landlord ("Building Addition Pad").

                        Landlord shall complete Landlord's Work on or before April 30, 1999, subject to force majeure delays and any delays caused by Tenant.

                  2.3 Except as expressly set forth in this Section 2 and in
Section 5 below, Landlord shall have no obligation to perform any work or construct any improvements, or pay any monies in connection with the Building Addition.

            3. DELIVERY OF PAD. The date Landlord's Work is


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completed and the Building Addition Pad is delivered to Tenant as set forth in
Section 2 above shall be the "Pad Delivery Date".

            4. CONSTRUCTION OF BUILDING ADDITION.

                      (i) Preparation of Plans and Specifications. Tenant will, within ten (10) days after execution hereof, and subject to Landlord's reasonable approval, select an architect ("Architect") to prepare plans and specifications, at Tenant's expense, for construction of the Building Addition improvements. Landlord hereby approves Greg Simonoff as the architect. Within thirty (30) days following selection and approval of the architect, Tenant shall cause the Architect to prepare preliminary plans and specifications for the expansion of the Building by approximately 20,000 square feet of Floor Area (plus mezzanine) consisting of four (4) additional auditoriums with approximately 1,200 stadium seats, ready for installation of Tenant's furniture, fixtures and equipment.

                           Landlord  and Tenant  shall have  fifteen (15) days
after completion of such preliminary plans, within which to approve such preliminary plans, or to indicate those matters which are not approved. Tenant shall, within seven (7) days thereafter, cause the Architect to revise such plans and prepare final plans and specifications (the "Plans") for approval by Landlord and Tenant. Landlord and Tenant shall have seven (7) days thereafter within which to approve the Plans, or to indicate those matters which are not approved. The parties shall work together in good faith to resolve any objections and to arrive at a mutually satisfactory set of Plans within sixty
(60) days following approval of the preliminary plans and specifications.

                      (ii) Governmental Approvals. Not later than thirty (30) days from the date of execution of this Lease Amendment No. 4, Landlord and Tenant shall jointly file applications with governmental authorities for consents, approvals and permits for the development and construction of the Building Addition. Landlord and Tenant shall thereafter jointly pursue the progress of such consents, approvals and permits from such governmental authorities.

                      (iii) Approval of Plans. The approved Plans shall be identified in writing by the parties by Job Number and


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date. Upon approval of the Plans by the City of Riverside, the Plans shall be deemed incorporated into this Lease as though set forth in full.

                      (iv) Construction of Building Addition. Tenant shall, at its own cost and expense, subject to Section 5 hereof, construct the Building Addition as well as all other work required to complete the Building Addition and all other improvements on the land in connection therewith and prepare same in order to obtain a Certificate of Occupancy, as well as enable the Building Addition to open for business.

                           Tenant shall construct the "shell" of the Building
Addition, all of the Tenant Improvement work and leasehold improvements in the Building Addition, as well as all improvements located within five feet (5') of the exterior walls of the Building Addition including, without limitation, (i) perimeter sidewalks, (ii) paving, (iii) retaining walls, (iv) cantilevering, (v) utilities, and all other facilities, improvements and landscaping which are located within a five foot (5') perimeter of the exterior walls of the Building Addition. Notwithstanding the foregoing, Tenant shall also be obligated to construct all facilities which are physically connected to, and which exclusively serve, the Building Addition including, without limitation, facilities required under ADA Regulations or other governmental requirements, such as stairs and ramps attached to the Building Addition yet extending beyond the five foot (5') perimeter of the exterior walls of the Building Addition and back-flow prevention devices and detection check valves which serve the Building Addition, but which are installed at a distance greater than five feet (5') from the exterior of the Building Addition. Except as set forth above, Landlord shall be responsible for the completion of all improvements adjacent to the Building Addition, which are located outside such five foot (5') perimeter of the exterior walls of the Building Addition, including, without limitation, (a) all paving, (b) perimeter sidewalks, (c) driveways, (d) landscaping, (e) lighting and (f) utilities, to the extent located outside such five foot (5') perimeter.

                           All such work shall be in strict compliance with the
Plans and all laws including, without limitation, ADA Regulations.


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                           Tenant shall submit the approved Plans to such
contractors as have been selected by Tenant and approved by Landlord using its reasonable discretion ("Approved Contractors"). Landlord and Tenant shall mutually agree on a list of Approved Contractors. Tenant shall select one of the Approved Contractors to perform the work set forth in the Plans. All contractors performing work shall be bondable and shall furnish a bond for completion of the work.

                           Tenant shall cause construction to commence on the
Building Addition in accordance with a construction schedule mutually agreed upon by Landlord and Tenant, but in no event before the occurrence of both (i) the complete execution and delivery of the construction contract and (ii) the obtaining of the building permit and other required governmental approvals for the Building Addition, Tenant agrees that such construction will be diligently and continuously pursued to completion.

                      (v) Fixturization/Seating. Tenant shall, at its sole cost and expense, perform all work necessary to complete interior finishing improvements for a first-class (consistent in quality with those installed in similar theaters offering first run motion pictures) exhibition theater utilizing only stadium seating all within the Building Addition, and in accordance with all applicable governmental regulations which shall consist of, without limitation, screens, speakers, projection equipment, concession equipment, fixturization, installation of stadium seating and installation of furniture.

            5. BUILDING ADDITION CONTRIBUTION. Landlord agrees to contribute a sum not to exceed One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00) to apply towards construction of the Building Addition by Tenant. Said sum is hereinafter referred to as "Building Addition Contribution".

                  Landlord shall, within thirty (30) days after execution hereof, provide to Tenant reasonably satisfactory evidence of the availability of the funds to Landlord to pay the Building Addition Contribution. Such evidence may include, without limitation, written confirmation from a financial institution that such funds are legally available for such purpose.


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                  All costs and expenses in connection with the design and
construction of the Building Addition and related improvements in excess of the Building Addition Contribution ("Excess Cost") shall be paid by Tenant. The Building Addition Contribution shall be applied to the cost of construction of the Building Addition concurrently with payments by Tenant of the Excess Cost on a pari passu basis based on the final budget for construction of the Building Addition. [By way of example only, if the final budget for cost of construction is Two Million Dollars ($2,000,000.00), then the Excess Cost would be Three Hundred Thousand Dollars ($300,000.00) and for each payment of Three Dollars ($3.00) made by Tenant in connection with items on the final budget, Landlord would concurrently be obligated to make a payment of Seventeen Dollars ($17.00) towards such costs. Landlord's payments of the Building Addition Contribution shall be disbursed pursuant to the terms set forth below.]

                  The Building Addition Contribution shall be paid in the form of progress payments (in the form of joint checks, payable to Tenant and its general contractor), based on the portion of work performed, and in accordance with Tenant's "Draw Request" as follows: Tenant shall submit to Landlord, on the first day of each month, beginning on the first day of the calendar month after the month in which work is commenced, Tenant's Draw Request consisting of an "Application and Certificate for Payment", certified by the Architect, which shall show thereon the percentage of work completed and the amount of the payment requested by Tenant's contractor, and which shall in addition, show in sufficient detail the work performed for which payment is sought. All such Draw Requests shall be accompanied by receipted bills for work already paid for, and in the case of work not yet paid for, such evidence of payment shall be submitted within ten (10) days thereafter. Provided Landlord shall approve such Draw Request by Tenant, Landlord shall within fifteen (15) days thereafter, pay to Tenant the amount of such Draw Request less a ten percent (10%) retainage to be paid as set forth below.

                  With regard to the final Draw Request, Landlord shall pay to Tenant the amount of such final Draw Request together with the ten percent (10%) retainage within forty (40) days following Tenant's initial opening for business in the Building Addition and receipt by Landlord of (i) an architect's certificate certifying completion of the work in full compliance with the


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approved Plans, (ii) evidence of payment by Tenant of all costs and claims on account of labor and materials furnished to Tenant by any contractors and/or subcontractors and/or materialmen, together with mechanics' lien releases and other lien releases from the general contractor and all subcontractors on account of all work performed on the Building Addition in an amount at least equal to the Building Addition Contribution and satisfaction by Landlord that all contractors have in fact been paid, (iii) the delivery to Landlord of all other documents required to be furnished to Landlord or to any governmental authority having jurisdiction, and (iv) delivery to Landlord of (a) a Certificate of Occupancy for the Building Addition; (b) a conformed copy of a recorded Notice of Completion, and (c) a copy of "as-built" plans for the Building Addition.

                  The Building Addition Contribution may be used for architectural and engineering fees and for the actual direct cost of constructing and completing the Building Addition. The Building Addition Contribution shall not be used for signs, personal property, trade fixtures, legal and accounting fees, insurance and bond premiums, financing costs and interest on loans, fees and expenses incurred in connection with zoning or variance hearings, real estate taxes, special assessments and other incidental expenses and costs not directly related to the construction and completion of the Building Addition.

            6. PARKING. Landlord shall provide parking within the Shopping Center for the Building Addition so as to meet all requirements of the City of Riverside and governmental authority.

            7. OPENING. Tenant agrees that it will open the Building Addition for business to the public within one hundred eighty (180) days following the later of (i) the Pad Delivery Date; or (ii) date of approval by Landlord and Tenant of the Plans. Such one hundred eighty (180) days shall be extended one
(1) day for each day of delay resulting from force majeure causes or delays caused by Landlord.

            8. LEASE MODIFICATION. As of the earlier of (i) Tenant's opening for business in the Building Addition, or (ii) one hundred eighty (180) days following the later of (a) the Pad Delivery Date or (b) the date of approval by Landlord and Tenant of the Plans ("Building Addition Commencement Date"),


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subject to force majeure delays as set forth in Section 7 above, the Lease shall be modified as follows:

                      (i) Building Addition Minimum Rent. Minimum Rent payable for the Building Addition shall be equal to One and 50/100 Dollars ($1.50) multiplied by the number of square feet in the Building Addition ("Building Addition Minimum Rent").

                           Within thirty (30) days after completion of the
Building Addition by Tenant, Tenant's Architect shall certify to Landlord and Tenant the number of square feet in the Building Addition for calculation of Minimum Rent payable for the Building Addition.

                           The Floor Area of the original Tenant's Building is
conclusively deemed to be 46,400 square feet. Landlord and Tenant expressly acknowledge and agree that Building Addition Minimum Rent is in addition to the Minimum Rent with respect to the original Tenant's Building which shall remain as set forth in Section 1.9 of the Lease.

                           In order that the escalations in Minimum Rent and
Building Addition Minimum Rent shall coincide throughout the balance of the Term of the Lease, Building Addition Minimum Rent shall be increased August 1, 2006 (which is a regularly scheduled increase of Minimum Rent pursuant to Section 1.9 of the Lease) and every sixty (60) months thereafter during the Term of the Lease, as the Term may be extended pursuant to the terms of the Lease, by twelve and one-half percent (12 1/2%) of the Building Addition Minimum Rent payable immediately prior to the adjustment.

                      (ii) Tenant's Pro Rata Share. "Tenant's Pro Rata Share" as set forth in Section 3.26 of the Lease shall be calculated using the total Floor Area of the Building, including the Floor Area of the Building Addition. Notwithstanding anything to the contrary set forth herein, that portion of the mezzanine in the Building or Building Addition which is open to the public shall be included in the square footage of Floor Area used to calculate Tenant's Pro Rata Share of Common Area Maintenance Expense, but no part of the mezzanine shall be included in Floor Area for the purpose of calculating Minimum Rent, nor Building Addition Minimum Rent.


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                      (iii) Site Plan. Exhibit "A" of the Lease ("Site Plan")
shall be deleted in its entirety and the Exhibit "A" attached hereto shall be substituted in its place. All references in the Lease to Exhibit "A" shall mean the Exhibit "A" attached hereto.

                      (iv) Building. The term "Building" shall include the Building Addition. The Building shall contain approximately 66,400 square feet of Floor Area, eighteen (18) auditoriums and approximately 4,000 seats.

                      (v) Demised Premises. The term "Demised Premises" shall include the Building and Building Addition.

                      (vi) Term. Landlord and Tenant acknowledge that the Term of the Lease expires July 31, 2021.

                           In addition to the two (2) options to extend the Term
for five (5) years each as set forth in Sections 1.7 and 5.3 of the Lease, Tenant shall have a third (3rd) option to extend the Term for a five (5) year period ("Third Extended Term") commencing at the expiration of the Second Extended Term. Tenant may exercise the right to extend the Term for the Third Extended Term in accordance with the terms of Section 5.4 of the Lease, provided, however, such exercise shall be void if Tenant is in default at the time of exercise or on the date the Third Extended Term is to commence.

                           Minimum Rent payable during the Third Extended Term
with respect to the original Tenant's Building shall be as set forth in Section
7.4 of the Lease.

                           Sections 1.9, 7.2.3 and 7.4 of the Lease shall not be
applicable to Building Addition Minimum Rent.

                      (vii) Percentage Rent. Percentage Rent for the Building Addition shall be calculated and payable together with Percentage Rent for the original Tenant's Building in accordance with Section 7.3 of the Lease.

            9.    ADDITIONAL PROVISIONS

                      (i) Non-Disturbance Agreement. Landlord shall


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use commercially reasonable efforts to obtain a Non-Disturbance and Attornment
Agreement ("SNDA") from all lenders holding a security interest in the Demised Premises (as expanded) within thirty (30) days following full execution and delivery of this Lease Amendment No. 4 by both Landlord and Tenant. In the event Landlord fails or is unable to deliver the SNDA within such thirty (30) day period, Tenant shall have the right to terminate this Lease Amendment No. 4, and Landlord shall reimburse Tenant for any costs Tenant has incurred in connection with the proposed construction of the Building Addition, including any and all costs payable to third (3rd) parties including, without limitation, Tenant's contractors and Architect.

                      (ii) Leasehold Title Policy. Tenant may obtain, at Tenant's sole cost and expense, a leasehold title policy insuring Tenant's interest in the Demised Premises pursuant to the Lease and this Lease Amendment No. 4. Landlord shall cooperate with Tenant, at no expense to Landlord, in obtaining such leasehold title policy.

                      (iii) Approvals and Consents. Tenant shall apply for and use diligent efforts to obtain all permits and approvals from governmental authorities to construct the Building Addition. If, despite diligent and timely efforts, Tenant has not secured all such consents and approvals by April 30, 1999, Tenant shall notify Landlord in writing of same and Landlord shall work with Tenant, at no cost or expense to Landlord, for an additional thirty (30) days in an effort to obtain all of such approvals and consents. If, despite diligent efforts by both Landlord and Tenant, all of such consents and approvals have not been obtained by June 30, 2000, either Landlord or Tenant shall have the right to terminate this Lease Amendment No. 4 upon written notice to the other party within ten (10) days thereafter.

            10. Except as herein specifically amended, the Lease shall remain in full force and effect.

            11. The provisions contained herein shall bind and inure to the benefit of the heirs and successors of the parties hereto.

            This Lease Amendment No. 4 has been entered into by the parties as of the date and year first above written.


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"LANDLORD"              MISSION GROVE THEATER PROPERTIES, L.P.,
                              a California Limited Partnership

                              BY:   MISSION GROVE PLAZA, L.P.,

                                    a California Limited Partnership

                                    By:   Regional Properties, Inc.,
                                          a California corporation

                                          By:
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                                                Its:
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"TENANT"                      CINEMASTAR LUXURY THEATERS, INC.,
                              a Delaware corporation

                              By:
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                                    Its:
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                              By:
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                                    Its:
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                           CONSENT OF TENANT'S LENDER

            RUST CAPITAL, L.P. ("Tenant's Lender"), hereby executes this Consent of Tenant's Lender for the purpose of consenting to the foregoing Lease Amendment No. 4 by and between Mission Grove Theater Properties, L.P., a California Limited Partnership (as Landlord), and CinemaStar Luxury Theaters, Inc. (as Tenant) in accordance with Section 11 of Partial Waiver and Consent To Hypothecation dated September 3, 1997 executed by Landlord in favor of Tenant's Lender.

Dated:               , 19              RUST CAPITAL, L.P.,
      --------------     ---
                                       a              Limited Partnership
                                         ------------


                              By:
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                                    Its:
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                              By:
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                                    Its:
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